Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SEI Solar Power Private Limited:

We consent to the use of our report dated April 3, 2015, with respect to the balance sheets of SEI Solar Power Private Limited as of December 31, 2014 and 2013, and the related statements of operations, equity and cash flows for each of the years in the two-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Gurgaon

Date: June 11, 2015